Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Asure Software, Inc. on Amendment No. 1 to Form S-3 (File No. 333-216075) of our report dated March 20, 2017, with respect to our audit of the consolidated financial statements of Asure Software, Inc. as of December 31, 2016 and for the year then ended appearing in the Annual Report on Form 10-K of Asure Software, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Irvine, California
March 31, 2017